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                                                                    EXHIBIT 99.1



                        CADENCE COMPLETES ACQUISITION OF
                            SILICON PERSPECTIVE CORP.

        SAN JOSE, Calif. -- December 20, 2001 -- Cadence Design Systems, Inc. (NYSE: CDN), the world's leading supplier of electronic design products and services, today announced the completion of its acquisition of Silicon Perspective Corporation (SPC), a privately-held design technology firm headquartered in Santa Clara, California, specializing in virtual prototyping. Financial terms were not disclosed.

          "Full chip, virtual prototyping allows customers to get their large SoC designs to market significantly faster than was possible before," said Lavi Lev, executive vice president and general manager for the Cadence IC Solutions Business. "Customers have shown reduction in implementation times of 10x to 30x, depending on the size of their design, with SPC tools. The combination of SPC and Cadence SoC implementation software has been proven to address both design turnaround and complexity management challenges. Together, Cadence and SPC are well-positioned to take on even the most demanding IC design requirements."

        "This is a dramatic step forward for us and our customers," said Ping Chao, senior vice president and general manager of Silicon Perspective, a Cadence Company. "It represents a great advance in our combined company's ability to field and support advanced technology around the world."

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        First Encounter, SPC's advanced virtual prototyping tool, includes hierarchical floorplanning, placement, and analysis that reduce cycle times for large designs. First Encounter will augment both current PKS/Silicon Ensemble(R)(SE)-PKS and future Integration Ensemble (IE) for SoC synthesis, place & route (SP&R) design technology from Cadence, thus enabling designers to complete very large chips faster. First Encounter is currently used in conjunction with Cadence(R) SP&R at numerous customer sites, with proven success.

ABOUT CADENCE

        Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 5,700 employees and 2000 revenues of approximately $1.3 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services are available at www.cadence.com.

                                     --end--

For more information, please contact:

Judy Erkanat

Cadence Design Systems, Inc.
408-894-2302
jerkanat@cadence.com


Cadence, the Cadence logo, and Silicon Ensemble are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.